Exhibit 3.1

AMENDMENT NO. 2 TO THE

THIRD AMENDED AND RESTATED

DECLARATION OF TRUST

OF

FS SPECIALTY LENDING FUND
(FORMERLY FS ENERGY AND POWER FUND)

This Amendment No. 2, dated as of September 29, 2023 (this "Amendment"), amends that certain Third Amended and Restated Declaration of Trust, dated March 7, 2012, as amended, (the "Declaration of Trust"), of FS Specialty Lending Fund (the "Fund").

WHEREAS, pursuant to Section 6.1 of the Declaration of Trust, in general, the board of trustees of the Fund (the "Board") may amend the Declaration of Trust; and

WHEREAS, the Board previously approved a change in the Fund’s name and investment objectives and on the date hereof approved and adopted this Amendment to reflect such changes in the Declaration of Trust.

NOW, THEREFORE, pursuant to Section 6.3 of the Declaration of Trust, the Declaration of Trust is amended as follows:

1.     General Amendments.   All references to “FS Energy and Power Fund” shall be replaced with “FS Specialty Lending Fund.”

2.     Amendment to Section 9.1.    The first sentence of Section 9.1 of the Declaration of Trust is deleted in its entirety and replaced with the following:

"The Fund’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation."

3.     Entire Agreement.    Except as amended herein, the Declaration of Trust shall be and is unchanged and shall remain in full force and effect. To the extent that a provision of this Amendment conflicts with or differs from a provision of the existing Declaration of Trust, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

4.    Effective Date.    This Amendment shall be effective as of the date of its execution.

5.    Counterparts.    This Amendment may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Trustees

/s/ Michael C. Forman
Michael C. Forman

/s/ R. Blair Thomas
R. Blair Thomas

/s/ Sidney Brown
Sidney Brown

/s/ Gregory P. Chandler
Gregory P. Chandler

/s/ Richard Goldstein
Richard Goldstein

/s/ Charles P. Pizzi
Charles P. Pizzi

/s/ Pedro A. Ramos
Pedro A. Ramos

[Signature Page to Amendment No. 2 to Third Amended and Restated Declaration of Trust of FS Specialty Lending Fund]